EXHIBIT F-1


                    [Letterhead of Thelen Reid & Priest LLP]


                                December 30, 2005


Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

          Re:  FirstEnergy Corp. - File No. 70-10322
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Ladies and Gentlemen:

     We have examined the Application or Declaration on Form U-1, as amended (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed in the above-referenced proceeding by FirstEnergy Corp. ("FirstEnergy") and certain of its public-utility subsidiary companies named therein and the order of the Commission dated December 2, 2005 (Holding Company Act Release No. 28069) approving the transactions proposed therein.

     The Application requested authorization for Ohio Edison Company ("Ohio Ed"), Pennsylvania Power Company ("Penn Power"), The Cleveland Electric Illuminating Company ("Cleveland Electric"), and The Toledo Edison Company ("Toledo Edison") (collectively, the "Utility Subsidiaries") to transfer their respective undivided interests in certain nuclear power plants and related assets and liabilities to FirstEnergy Nuclear Generation Corp. ("FE Nuclear"), a new subsidiary of FirstEnergy, for FE Nuclear to issue promissory notes to Penn Power, Cleveland Electric and Toledo Edison in consideration for such assets and to assume certain liabilities of the Utility Subsidiaries, and for FE Nuclear to engage in future financing transactions.

     We have also examined copies, signed, certified or otherwise proven to our satisfaction, of the governing documents of FirstEnergy, the Utility Subsidiaries and FE Nuclear and such other documents, instruments and agreements, and have made such further investigation as we have deemed necessary as a basis for this opinion.

     We are members of the bar of the State of New York and are not expert in the laws of any jurisdiction other than the laws of such state and the federal laws of the United States of America. As to all matters herein which are governed by the laws of the State of Ohio and the Commonwealth of Pennsylvania, we have relied upon the opinion of Gary D. Benz, Esq., which is being filed as Exhibit F-2 to the Certificate Pursuant to Rule 24 in this proceeding.

     Based upon and subject to the foregoing, we are of the opinion that:


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          (a) all State laws applicable to the proposed transactions (to the extent that such transactions have been consummated) have been complied with;

          (b) FE Nuclear is validly organized and existing under the laws of the State of Ohio; and the promissory notes issued to Penn Power, Cleveland Electric and Toledo Edison by FE Nuclear, as described in the Application, are valid and binding obligations of FE Nuclear;

          (c) FE Nuclear legally acquired the assets transferred by the Utility Subsidiaries and Penn Power, Cleveland Electric and Toledo Edison legally acquired the promissory notes issued by FE Nuclear in connection with such transfer;

          (d) the proposed transactions (to the extent that such transactions have been consummated) did not violate the legal rights of the holders of any securities issued by FirstEnergy.

     We hereby consent to the filing of this opinion as an exhibit to the Certificate Pursuant to Rule 24 in the above-captioned proceeding. This opinion may not be relied upon by any other person for any other purpose.


                                         Very truly yours,


                                         THELEN REID & PRIEST LLP


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